Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No 333-178388) pertaining to the WPX Energy, Inc. 2011 Incentive Plan and WPX Energy, Inc. 2011 Employee Stock Purchase Plan and the Registration Statement on Form S-4 (No. 333-180909) of our report dated February 28, 2012, except as it relates to the matter discussed in Basis of Presentation—Discontinued Operations as set forth in Note 1, and the matter discussed in Note 3, as to which the date is May 15, 2012, with respect to the consolidated financial statements and schedule of WPX Energy, Inc. included in this Current Report on Form 8-K.

/s/ Ernst & Young LLP

Tulsa, Oklahoma

May 15, 2012